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                                  EXHIBIT 99.1

                 GEON AND BAYER ANNOUNCE ALLIANCE AND PLANS FOR
                     PIPELINE TO TRANSPORT HYDROGEN CHLORIDE

CLEVELAND, OHIO -- MARCH 5, 1998 -- The Geon Company (NYSE: GON) and Bayer Corporation have entered into an agreement that will reduce Geon's costs for raw materials it uses in the production of vinyl chloride monomer (VCM) and provide Bayer with a long-term consumer for the excess hydrogen chloride it produces.

Bayer will utilize a pipeline to transport anhydrous hydrogen chloride from its plant in Baytown, Texas, to Geon's VCM plant in LaPorte, Texas. Geon is constructing an oxychlorination facility at LaPorte to consume the anhydrous hydrogen chloride from Bayer. Construction of both projects is under way, with startup set for the third quarter of 1998.

Hydrogen chloride is a source of chlorine, a key raw material in the production of VCM. The oxychlorination process at LaPorte combines ethylene with hydrogen chloride to produce ethylene dichloride (EDC). EDC is then converted into VCM, which is further processed into polyvinyl chloride (PVC) resins and compounds. Geon is the world leader in the development of fluid-bed oxychlorination technology and has licensed this process worldwide.

Bayer is expanding the capacity of its Baytown plant, where it produces hydrogen chloride as a co-product. Geon will purchase the hydrogen chloride under a long-term contract with Bayer.

"This agreement is another important step in Geon's plan to reduce our chlorine costs," said William F. Patient, Geon chairman and chief executive officer. "The combination of this project with the recent startup of our chlor-alkali joint venture with Olin Corporation (Sunbelt Chlor Alkali Partnership) means that two-thirds of Geon's chlorine needs will be supplied by long-term economically advantageous arrangements. Both projects were accomplished at capital costs much lower than the cost to build chlor-alkali facilities on greenfield sites."

The Sunbelt plant is a new, 250,000-ton plant that Geon and Olin Corporation built in McIntosh, Alabama. The plant, which started up in November 1997, provides chlorine to Geon; Olin markets the caustic soda on behalf of the joint venture.

Bayer Corporation is a research-based company with major businesses in health care and life sciences, chemicals and imaging technologies. The company had 1996 sales of $9 billion and employs 24,000 people. Bayer Corporation is investing approximately $9 billion in capital expenditures and research and development in its U.S. operations from 1995 through the year 2000. Capital expenditures for 1996 totaled $632 million, and $621 million was spent for research and development. Bayer Corporation, with headquarters in Pittsburgh, is a member of the worldwide Bayer Group, a $32.4 billion chemical and pharmaceutical company based in Leverkusen, Germany.